SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CORNERSTONE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

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CORNERSTONE BANCORP, INC.

550 Summer Street

Stamford, Connecticut 06901

(203) 356-0111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 26, 2004

April 12, 2004

To the Shareholders of Cornerstone Bancorp:

Notice is hereby given that the Annual Meeting of Shareholders of Cornerstone Bancorp, Inc. (the “Bancorp”) will be held at Cornerstone Bank, 550 Summer Street, Stamford, Connecticut 06901, on May 26, 2004, at 4:00 p.m. local time, for the purpose of considering and voting upon the following matters:

1.	To elect four directors for terms to expire at the 2007 Annual Meeting of Shareholders;

2.	To ratify the appointment of KPMG LLP as the Bancorp’s independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 12, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2004 Annual Meeting of Shareholders and any adjournments thereof.

By Order of the Board of Directors

Merrill J. Forgotson, President

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2004 ANNUAL MEETING.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE

WHETHER OR NOT YOU PLAN TO ATTEND THE 2004 ANNUAL MEETING IN PERSON.

SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING

MAY REVOKE THE PROXY AND VOTE IN PERSON.

CORNERSTONE BANCORP, INC.

550 Summer Street

Stamford, Connecticut 06901

(203) 356-0111

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2004

General

This Proxy Statement is furnished to shareholders of Cornerstone Bancorp, Inc. (the “Bancorp”) in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Bancorp to be held on May 26, 2004, and any and all adjournments or postponements thereof (the “2004 Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting, the enclosed form of Proxy and the 2004 Annual Report to Shareholders are first being mailed to shareholders on or about April 12, 2004. As used in this Proxy Statement, references to the “Bancorp” include references to Cornerstone Bancorp, Inc. and to its wholly-owned subsidiary, Cornerstone Bank.

Record Date, Voting Rights

Only shareholders of record at the close of business on March 12, 2004 (the “Record Date”) are entitled to notice of and to vote at the 2004 Annual Meeting. On the Record Date, there were 1,246,640 shares of common stock of the Bancorp, par value $.01 per share (the “Common Stock”), outstanding and entitled to vote. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held of record in his or her name at the close of business on the Record Date. The presence, in person or by proxy, of a majority of the aggregate number of shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2004 Annual Meeting. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the 2004 Annual Meeting for purposes of determining whether a quorum has been achieved.

Solicitation, Revocation and Use of Proxies

In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by employees of the Bancorp who will not receive additional compensation therefor. The expense of soliciting proxies will be borne by the Bancorp. The Bancorp will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of the Common Stock.

A shareholder giving a proxy may revoke it at any time before it is voted by delivery of a written notice of such revocation or a duly executed proxy bearing a later date to the Secretary of the Bancorp or by attending the 2004 Annual Meeting and revoking the proxy at such time. Attendance at the 2004 Annual Meeting will not itself revoke a proxy. Shares represented by properly executed proxies will be voted at the 2004 Annual Meeting in accordance with the specifications thereon. Shareholders of record who are present at the 2004 Annual Meeting may vote by ballot.

Each proxy received will be voted as directed; however, if no direction is indicated, the proxy will be voted in Item 1 “FOR” the election of the Bancorp’s nominees to the Board of Directors; in Item 2 “FOR” the ratification of the appointment of KPMG LLP as the Bancorp’s independent auditors for the fiscal year ending December 31, 2004; and in the discretion of the proxy holder as to such other matters as may properly come before the 2004 Annual Meeting.

Security Ownership of Principal Shareholders

The following table sets forth certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of the Record Date by each person known by the Bancorp to own beneficially more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Melvin L. Maisel 36 Birchwood Dr. Greenwich, CT 06831	97,201 (a)	7.8%

Paul H. Reader 181 Carter St. New Canaan, CT 06840	71,790 (b)	5.7%

Stuart Weitzman 169 Taconic Road Greenwich, CT 06831	95,940 (c)	7.7%

Hot Creek Capital L.L.C., Hot Creek Investors, L.P. and David M.W. Harvey	72,220 (d)	5.8%
6900 South McCarran Boulevard, Suite 3040 Reno, NV 89509

(a)	Information with respect to Mr. Maisel’s beneficial ownership is described below in “Security Ownership of Management.”
(b)	Information with respect to Mr. Reader’s beneficial ownership is described below in “Security Ownership of Management.”
(c)	The shares shown as beneficially owned by Mr. Weitzman were those reported as beneficially owned by him as of December 31, 2003 in his Schedule 13G filed February 12, 2004 with the Securities and Exchange Commission (the “SEC”). Such Schedule 13G indicated that Mr. Weitzman has sole voting and dispositive power with respect to all shares reported as beneficially owned.
(d)	The shares shown as beneficially owned by Hot Creek Capital L.L.C., Hot Creek Investors, L.P. and David M.W. Harvey were those reported as beneficially owned by them as of December 31, 2003 in an amended Schedule 13G filed January 13, 2004 with the SEC. Such Schedule 13G indicated that Hot Creek Capital L.L.C., the general partner of Hot Creek Investors, L.P. and David M.W. Harvey, the principal member of the general partner, have shared voting and dispositive power with respect to all shares reported as beneficially owned.

Security Ownership of Management

The following table sets forth certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of the Record Date by (i) each director of the Bancorp, (ii) the executive officers of the Bancorp named in the Summary Compensation Table on page 9 and (iii) all directors and executive officers of the Bancorp as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Joseph S. Field	41,941	(a)	3.4%

Merrill J. Forgotson	37,116	(b)	2.9%

J. James Gordon	4,143	(c)	*

James P. Jakubek	45,761	(d)	3.6%

Stanley A. Levine	11,727	(e)	*

Joseph A. Maida	14,109	(f)	1.1%

Melvin L. Maisel	97,201	(g)	7.8%

Ronald C. Miller	45,416	(h)	3.6%

Courtney A. Nelthropp	5,439	(i)	*

Martin Prince	49,581	(j)	4.0%

Norman H. Reader	19,325	(k)	1.5%

Paul H. Reader	71,790	(l)	5.5%

Donald Sappern	4,379	(m)	*

Ernest J. Verrico	7,800	(n)	*

Joseph D. Waxberg	7,689	(o)	*

All directors and executive officers as a Group (16 persons)	463,417	(p)	32.5%

*	Less than 1% of the outstanding Common Stock.
(a)	Includes 38,099 shares owned by Mr. Field in an individual retirement account, 728 shares owned by Mr. Field’s spouse in an individual retirement account, 2,863 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(b)	Includes 1,919 shares owned by Mr. Forgotson’s spouse, 1,297 shares owned by Mr. Forgotson’s minor child, 26,200 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 7,700 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(c)	Includes 2,560 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.

(d)	Includes 1,430 shares owned by Mr. Jakubek as custodian for his minor children, 35,770 shares that may be acquired within 60 days of the Record Date upon exercise of stock options, and 7,500 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(e)	Includes 5,304 shares owned by Mr. Levine’s spouse, 4,980 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(f)	Includes 3,067 shares owned by Mr. Maida’s minor children, 110 shares owned by Mr. Maida in an individual retirement account, 4,980 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(g)	Includes 168 shares owned by Mr. Maisel’s spouse, 78,075 shares owned by Mr. Maisel in an individual retirement account, 4,980 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(h)	Includes 15,021 shares owned jointly with Mr. Miller’s spouse, 3,444 shares owned by Mr. Miller’s spouse in a retirement plan, 19,182 shares owned by Mr. Miller in an individual retirement account, 4,980 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(i)	Includes 2,326 shares owned jointly with Mr. Nelthropp’s spouse, 2,863 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(j)	Includes 16,637 shares owned by a corporate pension plan in which Mr. Prince and his spouse participate and for which they are both trustees, 30,088 shares owned jointly by Mr. Prince and his spouse, 1,955 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(k)	Includes 9,075 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.
(l)	Includes 1,210 shares owned jointly with Mr. Reader’s spouse, 870 shares owned by Mr. Reader’s minor children, 61,180 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 6,650 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(m)	Includes 3,680 shares owned by Mr. Sappern in an individual retirement account, 449 shares owned by a corporation, which is 100% owned by Mr. Sappern and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(n)	Includes 2,600 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 5,200 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(o)	Includes 1,955 shares that may be acquired within 60 days of the Record Date upon exercise of stock options and 250 shares of restricted stock that vests pursuant to the provisions of the 2001 Restricted Stock Plan.
(p)	Includes 166,941 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bancorp’s directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file certain reports with the SEC during and for the year ended December 31, 2003 concerning their beneficial ownership of the Common Stock. Based solely upon the Bancorp’s review of the copies of such reports received by it, and on written representations by certain reporting persons, the Bancorp believes that during the year ended December 31, 2003 all such reports were filed on a timely basis with the exception of the following: one late Form 4 regarding a grant of restricted stock for each of the executive’s listed in the Executive Compensation table, one late Form 4 for each of the Directors regarding a grant of stock options and one late Form 4 regarding one transaction for Director Field.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors is classified into three classes. The directors serving in Class III have terms expiring at the 2004 Annual Meeting. The Board of Directors has nominated four of the Class III directors currently serving on the Board of Directors, James P. Jakubek, Joseph A. Maida, Melvin L. Maisel, and Paul H. Reader, for election to serve as directors of the Bancorp until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal. Each nominee is currently a director of the Bancorp. In the event that any of the nominees becomes unable to serve, an event which the Board of Directors does not expect, the shares represented by proxy may be voted for a substitute nominee to be designated by the Board of Directors or a committee thereof, unless the proxy withholds authority to vote for all nominees.

If a quorum is present at the 2004 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock entitled to vote. Abstentions by shareholders and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.

The following sets forth certain information regarding the nominees named above and the other directors of the Bancorp whose terms will continue after the 2004 Annual Meeting. There are no family relationships among the directors except that Paul H. Reader and Merrill J. Forgotson are brothers-in-law.

Nominees for Terms Expiring in 2004 (Class III):

James P. Jakubek, age 54, has served as a director of the Bancorp since 1996. He has been the Executive Vice President and Chief Operating Officer of the Bancorp since joining the Bancorp in 1991.

Joseph A. Maida, age 55, has served as a director of the Bancorp since 1985. He has been a certified public accountant with Maida & Maida, an accounting firm, for more than the past five years.

Melvin L. Maisel, age 79, has served as a director of the Bancorp since 1985. He has been the owner and President of Stabilization Plans for Business, Inc., an estate and retirement planning firm, for more than the past five years.

Paul H. Reader, age 45, has served as a director of the Bancorp since 1999. He has been the Senior Vice President of the Bancorp since 1985.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF SUCH NOMINEES.

Continuing Directors

Terms Expiring in 2005 (Class I):

Joseph S. Field Jr., age 65, has served as a director of the Bancorp since 1993. He has been a partner at Field Group, a real estate development firm, for more than the past five years.

Merrill J. Forgotson, age 61 was elected to the Board on December 13, 2000. He has been President and CEO of the Bancorp since November 2000. Prior to joining the Bancorp, he was with People’s Bank in Bridgeport, CT for 10 years as a Senior Vice President.

J. James Gordon, age 73, has served as a director of the Bancorp since 1995. He has been the President of Gordon Textiles International, Ltd., a textile sales and consulting agency, for more than the past five years.

Courtney A. Nelthropp, age 62, has served as a director of the Bancorp since 1993. He has been the President of Printing and Graphics Emporium, Inc., a printing company, for more than the past five years.

Donald Sappern, age 75, has served as a director of the Bancorp since 1999. He has been the President and owner of Donald Sappern & Co., an insurance agency, for more than the past five years.

Terms Expiring in 2006 (Class II):

Stanley A. Levine, age 66, has served as a director of the Bancorp since 1985 and is retired. Prior to his retirement he had been an independent pharmacist for more than the past five years.

Leonard S. Miller, age 61, has served as a director of the Bancorp since 2004. He has been a certified public accountant with O’Connor Davies Munns and Dobbins, LLP (ODMD), an accounting firm, since 2001. Prior to that he owned his own firm, Miller & Company for more that the last five years which merged with ODMD.

Ronald C. Miller, age 59, has served as a director of the Bancorp since 1985. He has been the owner of Miller’s Hallmark, a chain of greeting cards stores, for more than the past five years.

Martin Prince, age 74, has served as a director of the Bancorp since 1986. He has been the owner and CEO of DLX Industries, Inc., a vinyl goods manufacturing company, for more than the past five years.

Dr. Joseph D. Waxberg, age 81, has served as a director of the Bancorp since 1985. He has been a physician practicing for more than the past five years.

Committees and Meetings

During 2003, the Board of Directors held a total of 12 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, except Mr. Gordon who attended 71% of the meetings.

The Board of Directors has established the following committees, the members of which are appointed by the Board of Directors:

The Funds Management Committee, which includes Messrs. Field, Forgotson, Jakubek, Maisel, Prince and Waxberg, is responsible for setting and enforcing investment policy, interest rate risk policies and liquidity policy. The Funds Management Committee also is responsible for general supervision of pricing, profitability goals and policies, as well as dividend and tax planning. The Funds Management Committee met 8 times during 2003. At the September 2003 Board of Directors meeting, the Funds Management Committee was consolidated into the Board of Directors. The full Board of Directors now acts on funds management issues for the Bancorp.

The Loan Committee, comprised of Messrs. Forgotson, Jakubek, Maida, Miller, Levine, and Paul Reader, is responsible for the approval of extensions of credit and the terms under which Bancorp credit will be extended. The Loan Committee also reviews officer lending limits, and approves changes to the Bancorp’s loan policy. The Loan Committee met 26 times during 2003.

The Nominating Committee, which includes Messrs. Gordon, Levine, Maisel, Miller, and Waxberg, is responsible for selecting and presenting potential candidates to the Board of Directors. The Nominating Committee did not meet during 2003 and has been replaced by the Corporate Governance Committee.

The Corporate Governance Committee, comprised of Directors Gordon, Prince and Waxberg, was formed in December 2003 and replaces the former Nominating Committee. Each member of the committee is independent as defined by the American Stock Exchange (“AMEX”) listing standards. As part of the Bancorp’s governance and oversight process, the Committee was appointed by the Board of Directors to assist with the development and implementation of the Bancorp’s corporate governance principles, to determine the composition of Board committees, to monitor a process to assess Board effectiveness, and to identify and evaluate nominees for directors. The committee did not meet in 2003. The nominees for election as directors at the 2004 Annual Meeting were nominated by the Corporate Governance Committee on January 28, 2004. The Committee operates under a charter which is attached as Appendix A. The Committee has a policy with regard to the consideration of any director candidates recommended by security holders and a description of the procedures to be followed in submitting such recommendations. The policy attached as Appendix B also describes specific qualities or skills that the committee believes are necessary for a director to possess. The Bancorp has not paid a fee to any third party or parties to identify or assist in identifying or evaluating potential nominees. The Committee has not received, not later than 120 days prior to the anniversary of the mailing date of the company’s proxy statement for the prior year’s annual meeting, any recommended nominee from a stockholder or stockholder group that has beneficially owned more than 5% of the Bancorp’s voting common stock for at least one year as of the date of the recommendation.

The Bancorp does not maintain an attendance policy for directors at the annual meeting. Directors Joseph Field, Merrill J. Forgotson, J. James Gordon, James P. Jakubek, Stanley Levine, Joseph A. Maida, Melvin L. Maisel, Ronald C. Miller, Courtney Nelthropp, Martin Prince, Norman H. Reader, Paul H. Reader, Donald Sappern and Joseph Waxberg, constituting 100% of the Board of Directors, attended the Bancorp’s annual meeting on May 21, 2003.

The Compensation Committee includes Messrs. Levine, Maida and Miller, all of whom are independent directors as defined by the AMEX listing standards. They are responsible to determine the officers and other key employees to whom awards shall be granted under the 1996 Stock Plan (the “Stock Plan”) and the 2001 Restricted Stock Plan (the “Restricted Plan”), to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, to accelerate any vesting period or exchange any such grant with a new grant, to make all determinations required or provided under both Plans, to establish rules and regulations pertaining to participation and administration of the Stock Plan, and to interpret the Stock Plan. The Compensation Committee also approves compensation levels and promotions. The Compensation Committee met 3 times during 2003.

The Compliance Committee, which includes Messrs. Nelthropp and Sappern, is responsible for ensuring that the Bank has an ongoing compliance program for the purpose of assuring compliance with all applicable laws and regulations through the establishment and maintenance of proper policies and procedures, internal controls, and employee training programs. The Compliance Committee met 2 times in 2003. At the September 2003 Board of Directors meeting, the Compliance Committee was consolidated into the Board of Directors. The full Board of Directors now acts on compliance issues for the Bank.

In response to changes mandated by the Sarbanes-Oxley Act of 2002, the Bancorp revised its Audit Committee Charter in 2002 and changed the composition of the Committee. Each member of the Audit Committee is independent as defined by the AMEX listing standards, the Sarbanes-Oxley Act of 2002 and the applicable regulations of the Securities and Exchange Commission promulgated pursuant thereto, and each has the required understanding of finance and accounting to read and understand fundamental financial statements.

The Audit Committee is composed of the following three independent outside directors: Joseph A. Maida (chairman), J. James Gordon and Joseph Field, and met 3 times in 2003. Director Maida, who chairs the Audit Committee, is a CPA and has audit and financial experience and financial sophistication commensurate with his chairman duties and has therefore been determined by the Board to be an Audit Committee Financial Expert. Director Field is a partner at the Field Group and Director Gordon is the President of Gordon Textiles International, Ltd. The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of the Bancorp’s independent auditors and internal auditors: and provide an avenue of communication among the independent auditors, management, the internal auditors, and the Board of Directors. The Audit Committee charter was last provided as Appendix A in the Notice of the Annual Meeting of Shareholders held on May 21, 2003.

Audit Committee Report

The Audit Committee has (i) reviewed and discussed the Bancorp’s audited consolidated financial statements for the year ended December 31, 2003 with management, (ii) discussed with KPMG LLP, independent auditors for the Bancorp, the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), (iii) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and (iv) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Bancorp for the year ended December 31, 2003 be included in the Bancorp’s Annual Report on Form 10-KSB for filing with the SEC.

Signed:	The Audit Committee of Cornerstone Bancorp, Inc.
Joseph A. Maida, Chairman
Joseph Field
J. James Gordon

Director Compensation

Through August 2003, directors who were not otherwise employed by the Bancorp (“Outside Directors”) received $200 for each Board of Directors meeting attended. Directors also received $200 for each committee meeting attended. Members of the Audit Committee receive $500 for each committee meeting attended. With the consolidation of the functions of Funds Management Committee and Compliance Committee into the Board in September 2003, the Compensation Committee proposed and the Board of Directors approved an increase in the Board of Directors meeting fee to $400. During 2003, an attendance bonus of an additional $250 was paid for each board meeting attended. On September 30, 2003, each outside director was awarded a restricted stock grant of 250 shares of stock under the Bancorp’s 2001 Restricted Stock Plan. The vesting schedule for the restricted stock is as follows: 40% in 2005, 20% in 2006, 20% in 2007, and 20% in 2008.

At the election of each Outside Director, fees may be paid either in cash or shares of Common Stock, or a combination thereof, pursuant to the Bancorp’s Directors Compensation Plan. Under the plan, Outside Directors accumulate compensation credit for attending Board and committee meetings during each one-year period ending on the date of each annual meeting of the Bancorp. The Board of Directors, by a majority vote, may adjust the amount of the credits from time to time. Outside Directors may elect to receive their compensation earned under the plan in the form of cash or shares of Common Stock, based on an annual election made by each Outside Director at the first Board meeting subsequent to each annual meeting. Outside Directors who elect cash receive such compensation at each Board meeting. Outside Directors who elect to receive shares of Common Stock are issued a certificate for a whole number of shares equal to their accumulated compensation credit divided by the fair market value of the shares of Common Stock as of the date of each Board meeting and a cash payment in lieu of fractional shares on the last business day of May of each year for the last twelve months. The Board of Directors, by a majority vote, may amend or terminate the Directors Compensation Plan at any time provided, however, that certain material amendments may not be made without shareholder approval. No directors elected to receive stock in lieu of cash compensation in 2003.

Outside Directors also receive a formula grant of non-qualified stock options (“NQOs”) under the Bancorp’s 1996 Stock Plan. At the annual meeting, each Outside Director is granted NQOs to purchase 250 shares of Common Stock. The exercise price of such NQOs is the fair market value of the Common Stock on the date of grant. The NQOs do not vest until the Outside Director has served five full consecutive years on the Board, except that NQOs for any Outside Director who has completed such service vest immediately. All NQOs granted to Outside Directors expire ten years after the date of grant.

Officers or employees of the Bancorp who serve on the Board of Directors receive no additional compensation for their services in that capacity.

Certain Transactions

As of December 31, 2003, loans to directors, principal officers and their associates and affiliated businesses totaled $3,821,000, or approximately 19% of the Bancorp’s equity capital accounts. All loans made by the Bank to such persons were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain information regarding the compensation paid by the Bancorp to each person who served as Chief Executive Officer during 2003 and to the four other executive officers whose total salary and bonus for fiscal 2003 exceeded $100,000 for services rendered during 2003 (together, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Securities Underlying Options (#) (1)	Long-Term Compensation Restricted Stock Awards ($) (2)	All Other Compensation ($)
		Salary ($)		Bonus ($)

Merrill J. Forgotson President and CEO	2003 2002 2001	187,500 187,613 187,500		105,000 55,000 42,500	0 2,200 22,000	75,200 31,999 0	10,010 11,134 7,820	(3) (3) (3)

Norman H. Reader Vice Chairman Deceased January 8, 2004	2003 2002 2001	96,875 109,625 122,375		87,375 79,625 61,875	0 0 0	0 0 0	14,734 16,008 15,644	(4) (4) (4)

James P. Jakubek Executive Vice President and Chief Operating Officer	2003 2002 2001	150,000 150,000 150,000		50,000 50,000 40,000	0 1,100 0	73,020 31,999 0	14,335 14,977 13,891	(5) (5) (5)

Paul H. Reader Senior Vice President	2003 2002 2001	125,000 125,000 125,000		45,000 40,000 30,000	0 1,100 0	60,160 31,999 0	15,862 13,833 12,011	(6) (6) (6)

Ernest J. Verrico Vice President and Chief Financial Officer	2003 2002 2001	120,000 117,302 20,731	(8)	20,000 15,000 1,000	0 1,100 0	38,800 31,999 0	5,620 5,341 0	(7) (7) (7)

(1)	Number of common shares adjusted for 10% stock dividend paid June 2002.
(2)	In 2003, Restricted Stock grants have been issued pursuant to the 2001 Restricted Stock Plan. The Restricted Stock was issued on January 2, 2003 and September 30, 2003. The stock price at January 2, 2003 was $17.00 and the stock price at September 30, 2003 was $21.80. Mr. Forgotson was awarded 2,500 shares of restricted stock on January 2, 2003 and was awarded 1,500 shares on September 30,

2003. Mr. Jakubek was awarded 2,500 shares of restricted stock on January 2, 2003 and was awarded 1,400 shares on September 30, 2003. Mr. Paul Reader was awarded 2,000 shares of restricted stock on January 2, 2003 and was awarded 1,200 shares on September 30, 2003. Mr. Verrico was awarded 1,000 shares of restricted stock on January 2, 2003 and was awarded 1,000 shares on September 30, 2003. As of December 31, 2003, each named Executive Officer held the stated number of shares of unvested restricted stock. The vesting schedules of shares of restricted stock granted in 2003 are as follows: 40% after two years, 20% after three years, 20% after four years, and 20% after 5 years. The number of shares of restricted stock and their December 31, 2003 value based upon the fair market value of the common stock as of December 31, 2003 of $20.25, were: Mr. Forgotson , 4,000 shares, $81,000; Mr. Jakubek, 3,900 shares, $78,975; Mr. Paul Reader, 3,200 shares, $64,800; and Mr. Verrico, 2,000 shares, $40,500. Dividends are paid on Restricted Stock.
(3)	In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,481 for the value of personal use of a company-owned vehicle; $832 for the value of personal use of club dues and entertainment and $2,003 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,383 for the value of personal use of a company-owned vehicle; $2,031 for the value of personal use of club dues and entertainment and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2001, amount includes $5,100 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson and $2,720 for the value of personal use of a company-owned vehicle.
(4)	In 2003, amount includes $5,250 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Norman Reader; $4,198 for the value of personal use of a company-owned vehicle; $1,358 for the value of personal use of club dues and entertainment and $3,928 which is Mr. Norman Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Norman Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance”. In 2002, amount includes $5,469 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Norman Reader; $4,527 for the value of personal use of a company-owned vehicle; $2,298 for the value of personal use of club dues and entertainment and $3,714 which is Mr. Norman Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Norman Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance”. In 2001, amount includes $5,100 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Norman Reader; $4,565 for the value of personal use of a company-owned vehicle; $2,485 for the value of personal use of club dues and entertainment and $3,494 which is Mr. Norman Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Norman Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance”.
(5)	In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $6,893 for the value of personal use of a company-owned vehicle;$ 756 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,991 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $7,548 for the value of personal use of a company-owned vehicle; $709 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2001, amount includes $5,100 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek;

$8,117 for the value of personal use of a company-owned vehicle and $674 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance”.
(6)	In 2003, amount includes $5,387 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Paul Reader; $9,570 for the value of personal use of a company-owned vehicle; $298 which is Mr. Paul Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Paul Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,800 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $5,180 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Paul Reader; $7,655 for the value of personal use of a company-owned vehicle; $278 which is Mr. Paul Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Paul Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2001, amount includes $4,858 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Paul Reader; $6,942 for the value of personal use of a company-owned vehicle and $211 which is Mr. Paul Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Paul Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance”.
(7)	In 2003, amount includes $4,228 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $1,440 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $3,701 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.
(8)	Mr. Verrico was hired in October 2001.

Stock Option Grants

No stock options were granted during 2003 to the Named Executive Officers.

Stock Option Exercises and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and holdings as of December 31, 2003 with respect to the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)			Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name			Exercisable		Unexercisable	Exercisable		Unexercisable
Merrill J. Forgotson	0	0	24,200		0	$158,059		0
Norman H. Reader	0	0	38,720	(2)	0	$392,447	(2)	0
James P. Jakubek	0	0	33,770		0	$277,843		0
Paul H. Reader	0	0	59,180	(2)	0	$565,793	(2)	0
Ernest J. Verrico	0	0	1,100		0	$6,275		0

(1)	Based on the fair market value of the Common Stock as of December 31, 2003 of $20.25, minus the exercise price of the options.
(2)	The 1996 Stock Plan provides for transfers of options, other than for value, to a member of the option holder’s family. Following such a transfer, the options are exercisable only by the transferee and remain subject to the same terms and conditions that applied to the transferor prior to the transfer. Pursuant to these provisions, options to purchase 26,950 shares were transferred from Norman H. Reader to Paul H. Reader on June 20, 2001 as a gift. In June 2002, a 10% stock dividend was declared bringing the total number of transferred shares to 29,645. The value of these Exercisable In-the-Money Options, based on the adjusted fair market value of the Common Stock as of June 20, 2001, was $171,259. In accordance with applicable SEC rules, the transferred option amounts and values are set forth in the information disclosed for both Norman H. Reader and Paul H. Reader. Accordingly, the information shown in the table for both Norman H. Reader and Paul H. Reader includes 29,645 options with a value of $343,052 as of December 31, 2003.

Stock Plans

The Bancorp has adopted plans under which directors, the Named Executive Officers and other employees may receive awards. They are the Bancorp’s 1996 Stock Plan and the predecessor plan (which has outstanding awards), the 1986 Incentive and Non-Qualified Stock Plan, and the 2001 Restricted Stock Plan (the “Stock Plans”). Under the 1996 Stock Plan, the Compensation Committee may grant awards of stock options, stock appreciation rights and restricted stock. Under the 1996 Stock Option Plan, the exercise price of such options is the fair market value of common stock on the date of the grant. The options vest immediately. All options expire ten years after the date of the grant. The 1996 Incentive and Non-Qualified Stock Option Plan enables Bancorp to design a flexible compensation package in order to attract and retain those officers, directors and other key employees and other individuals who will most effectively advance the interests of Bancorp and its shareholders. Under this Plan, Bancorp may grant incentive stock options, non-qualified stock options and stock appreciation rights.

The 1996 Plan is administered by the Compensation Committee appointed by the Board of Directors of Bancorp. The Committee consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, other key employees and other individuals to whom awards shall be granted, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, accelerate any vesting period or exchange any such grant with a new grant.

Under the 2001 Restricted Stock Plan, the Bancorp may grant awards of restricted stock to officers, directors and other key employees and other individuals who will most effectively address the interests of Bancorp and its shareholders. The Plan is administered by the Compensation Committee, which consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, directors and other key employees and other individuals to whom shares of Restricted Stock shall be awarded, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, and to make all determinations required or provided and the 2001 Restricted Stock Plan. The Restricted Shares granted to employees during 2003 vest in installments and the vesting schedules are as follows: 40% in 2005, 20% in 2006, 20% in 2007, and 20% in 2008.

Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance

Effective November 27, 2000, the Bancorp entered into an employment agreement with Merrill J. Forgotson pursuant to which Mr. Forgotson serves as President and CEO of the Bancorp. The employment agreement provides for an initial annual base salary of $187,500, which amount is subject to annual increases as determined by the Board. Mr. Forgotson is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Forgotson’s death or disability, (ii) voluntary termination by Mr. Forgotson or (iii) termination of Mr. Forgotson by the Bancorp (either for cause or otherwise). If Mr. Forgotson’s employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Forgotson’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Forgotson shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp or if the Bancorp seeks to terminate Mr. Forgotson’s employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from November 27, 2000 through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

Norman H. Reader, Vice Chairman of the Bancorp, died on January 8, 2004. Pursuant to the terms of his employment agreement with the Bancorp, commencing in the month following his death, a death benefit of $65,000 per annum is to be paid on a monthly basis to his spouse. The payment will continue until June 30, 2011 to his spouse, or in the event of her earlier death, to his estate. No additional benefits pursuant to the employment agreement will be paid to Norman H. Reader’s estate or spouse.

Effective July 1, 1995, the Bancorp entered into an employment agreement with James P. Jakubek pursuant to which Mr. Jakubek serves as Executive Vice President of the Bancorp. The employment agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $125,000, which amount is subject to annual increases as determined by the Board. Mr. Jakubek is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Jakubek’s death or disability, (ii) voluntary termination by Mr. Jakubek or (iii) termination of Mr. Jakubek by the Bancorp (either for cause or otherwise). If Mr. Jakubek’s employment is terminated by the Bancorp without cause, the

Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Jakubek’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Jakubek shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp, or if the Bancorp seeks to terminate Mr. Jakubek’s employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from July 15, 1998 through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

Effective July 1, 1995, the Bancorp entered into an employment agreement with Paul H. Reader pursuant to which Mr. Reader serves as Senior Vice President of the Bancorp. The employment agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $100,000, which amount is subject to annual increases as determined by the Board. Mr. Reader is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Reader’s death or disability, (ii) voluntary termination by Mr. Reader or (iii) termination of Mr. Reader by the Bancorp (either for cause or otherwise). If Mr. Reader’s employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Reader’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Reader shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp, or if the Bancorp seeks to terminate Mr. Reader’s employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from July 15, 1998 through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

Effective October 22, 2001, the Bancorp entered into a change of control agreement with Ernest J. Verrico pursuant to which Mr. Verrico serves as Vice President and Chief Financial Officer of the Bancorp. If there is a change in control of the Bancorp he is entitled to the following: (i) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (ii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iii) following the 18-month period referred to in (ii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

For purposes of the employment agreements and Mr. Verrico’s change of control agreement, the definition of “Change in Control” of the Bancorp is the same as the definition of “Change of Control” in the Stock Plans. The Stock Plans provide for certain “Change Events”: (i) a reorganization, merger, or consolidation of the Bancorp in which the Bancorp is not the surviving corporation; (ii) the dissolution or liquidation of the Bancorp; (iii) a sale or lease of 50% or more, computed on the basis of book value, of the Bancorp’s consolidated assets; or (iv) a “Change of Control.” A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of the Bancorp, (ii) any person holds revocable or irrevocable proxies, as to the election or removal of directors of the Bancorp, for 25% or more of the total number of voting shares of the Bancorp, (iii) any person has entered into an agreement or received an option for the acquisition of beneficial ownership of 25% or more of the total number of voting shares of the Bancorp, whether or not the requisite approval for such acquisition has been received under the applicable laws or the respective regulations issued thereunder; or (iv) as the result of or in connection with any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bancorp before such transaction shall cease to constitute at least two-thirds of the Board of Directors of the Bancorp or any successor corporation. In the event such a Change Event occurs, any then-existing deferral periods for exercising any stock option shall be accelerated and all outstanding options will be exercisable in full on or before a date fixed by the Compensation Committee prior to the effective time of the Change Event and any then-existing vesting periods for restricted stock shall be accelerated and all outstanding awards of restricted stock shall become fully vested prior to the effective time of the Change Event.

Effective April 1, 2002, the Bank entered into Salary Continuation Agreements with Bancorp executives Merrill J. Forgotson, James P. Jakubek, Paul H. Reader, and Ernest J. Verrico to encourage these executives to remain employees of the Bank. Normal retirement benefits are set forth in each agreement and will be paid to these executives upon termination of their employment on or after the normal retirement age (age 65) for reasons other than death or termination for cause and will be paid from the general assets of the Bank. The Bank will pay the annual benefit to the executive in 12 equal monthly installments commencing with the month following the executive’s normal retirement date and pay the annual benefit for a period of 15 years. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank’s Board of Directors, at its sole discretion, may increase the benefit. The amount of the normal annual benefit of the executive and normal retirement date for each Bancorp executive is as follows: Merrill J. Forgotson $100,700, December 2007; James P. Jakubek $96,800, September 2014; Paul H. Reader $113,200, May 2023; and Ernest J. Verrico $108,900, May 2020. The Bank’s Board of Directors, in its sole discretion, may increase the amount of the annual benefit. In the event of voluntary early termination, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. As of December 31, 2003, Messrs. Jakubek and Paul Reader are fully vested and Messrs. Forgotson and Verrico become fully vested in 2005 and 2010, respectively. In the event of involuntary early termination, the benefit will be the normal retirement benefit and will be paid to the executive at normal retirement age. In the event of disability, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. In the event of death during active employment, the benefit will be the normal retirement benefit and paid to the employee’s beneficiary in either 12 equal monthly installments commencing the month following the executive’s death and will be paid for a period of 15 years or the executive’s beneficiary may petition the Bank to pay the present value of the death benefit in a lump sum. In the event of death during the payment of the benefit, the Bank will pay the remaining benefits to the executive’s beneficiary at the same time and in the same amounts they would have been paid to the executive had the executive survived. In the event of the executive’s death after termination of employment but before payment of the benefit, the Bank will pay the same benefit payments to the executive’s beneficiary that the executive was entitled to prior to death except that the benefit payments will commence on the first day of the month following the date of the executive’s death. In the event that the executive was terminated for cause, the Bank will not pay any benefit under the agreement. The Bank will not pay any benefit if the executive commits suicide within three years after the date of the agreement. The Bank will not pay any benefits if the executive, within 18 months after termination of employment and without the prior written consent of the Bank, engages in any enterprise which is competitive with any business carried on by the Bank. This will not apply following an involuntary early termination. The executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under the agreement. The benefits represent the mere unsecured promise by the Bank to pay such benefits.

The Bank has recognized certain officers who have performed services for the Bank. In recognition of these services, the Bank acquired life insurance pursuant to Split Dollar arrangements on certain selected officers including Messrs. Jakubek, Paul Reader and Norman H. Reader for which the Bank pays the entire amount of each premium. The Bank’s interest in the policies is the aggregate of the premiums paid by the Bank. The Bank is designated the named fiduciary under the Split Dollar plan and controls and manages the operation of the plan. The Split Dollar plan is evidenced by an agreement between the officer and the Bank and the agreement will automatically terminate on the termination of the employment of the officer, the bankruptcy of the Bank or the surrender or lapse of the policy. The officer, for the thirty (30) days immediately following the date on which any such termination occurs, has the right to purchase the policy by paying the Bank an amount equal to the Bank’s interest in the policy. Due to the death of Norman H. Reader on January 8, 2004, the Bank received proceeds from the split dollar policy on the life of Mr. Reader and recorded net income in the first quarter of 2004, net of related increases in benefit accruals.

When Mr. Forgotson joined the Bank in November, 2000, the Bank assumed the Split Dollar payment obligations and collateral lien positions previously held by his former employer. The collateral assignment provided the Bank with a lien on the death benefit and cash surrender value of the policies only to the extent of and to secure the repayment of the Bank’s payments (without interest) thereon. The assumption of the Split Dollar policies and all other payments were collateralized by a lien on the subject policies and repayable at the earlier of Mr. Forgotson’s death, January 1, 2010, the date the policies were terminated or when Mr. Forgotson left the employment of the Bank.

In January 2003, the Bank at Mr. Forgotson’s request, and in recognition of the implications of changes in the law effecting such arrangement, made the payments which were then due under the Policies. As has been the case in recent years, Mr. Forgotson then paid the Bank the amount of the economic value of the term component of the insurance. The Bank has determined that the appropriate methodology for Mr. Forgotson to retain this perquisite    , is to treat the Bank’s payment on his behalf as additional compensation to Mr. Forgotson. Implicit in this decision is the fact that without any other payment to Mr. Forgotson, he would have substantial additional tax liabilities on the additional compensation. The Bank negotiated this matter with Mr. Forgotson. As a result thereof, it was agreed that the Bank would partially “gross-up” such additional compensation to Mr. Forgotson for 2003 and the four subsequent years. Likewise, the Bank agreed to modify Mr. Forgotson’s Employment Contract and Split Dollar Insurance Agreement accordingly. The additional compensation received by Mr. Forgotson as a result hereof would be considered as a part of his total compensation with respect to any annual review of merit increases and/or bonuses.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE BANCORP’S INDEPENDENT

AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2004

The Audit Committee, in its capacity as a committee of the Board of Directors, has selected KPMG LLP as independent auditors to audit the consolidated financial statements of the Bancorp for the fiscal year ending December 31, 2004. KPMG LLP served as the Bancorp’s independent auditors for the fiscal year ended December 31, 2003 and has reported on the Bancorp’s consolidated financial statements for such year. Before appointing KPMG LLP, the Audit Committee considered the matters discussed under the heading “Audit Committee Report” and also determined that KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees discussed below) was compatible with maintaining KPMG LLP’s independence. Fees billed by KPMG LLP to the Bancorp were as follows:

Audit Fees

Fees of $123,025 were billed by KPMG LLP for the audit of the Bancorp’s annual consolidated financial statements for the year ended December 31, 2003 and for the review of interim consolidated financial statements included in Form 10-QSB filings made during the year. The comparable amount for the year ended December 31, 2002 was $98,950.

Audit Related Fees

There were no audit related fees billed by KPMG LLP in 2003 and 2002.

Tax Fees

Fees of $17,800 were billed by KPMG LLP for tax services rendered to the Bancorp during the year ended December 31, 2003. The comparable amount for the year ended December 31, 2002 was $24,712. Tax services principally consist of preparation of corporate income tax returns.

All Other Fees

There were no fees billed by KPMG LLP for services rendered to the Bancorp in 2003, other than those included in the three categories listed above

The Audit Committee Charter provides that all non-audit services not described in the engagement letter be pre-approved by the Audit Committee unless such pre-approval is not required by the de minimus exception in the rules of the SEC. The Audit Committee may delegate such pre-approval to one or more designated members of the Audit Committee, but has not done so to date. The tax fees paid in 2003 were described in the engagement letter.

While shareholder ratification is not required for the selection of KPMG LLP and since the Audit Committee has the responsibility for selecting the Bancorp’s independent auditors, the selection is being submitted for ratification at the 2004 Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee and Board of Directors will take into consideration in future deliberations. The affirmative vote of a majority of the votes cast at the 2004 Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Audit Committee, in its capacity as a committee of the Board of Directors, of KPMG LLP as independent auditors. Abstentions will have the effect of a vote against this matter; non-votes will have no effect on this matter. Representatives of KPMG LLP are expected to be present at the 2004 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the 2004 Annual Meeting. If, however, any other business should properly come before the 2004 Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in next year’s proxy materials must be received by the Bancorp no later than December 10, 2004 and must comply with the rules of the SEC. Shareholder proposals submitted to be considered at the 2005 Annual Meeting without inclusion in next year’s proxy materials must be received by the Bancorp no later than February 23, 2005. If the Bancorp is not notified of a shareholder proposal by February 18, 2005, then proxies held by management of the Bancorp may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Proposals should be addressed to Leigh A. Hardisty, Secretary, Cornerstone Bancorp, Inc., 550 Summer Street, Stamford, Connecticut 06901. It is urged that such proposals be sent by certified mail, return receipt requested.

Nominations of persons for election to the Board of Directors may be made by any shareholder of the Bancorp entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bancorp’s Certificate of Incorporation and Bylaws. Shareholder nominations must be made pursuant to timely notice in writing to the Secretary of the Bancorp. To be timely, a shareholder’s nomination must be delivered to the Secretary of the Bancorp at the principal executive offices of the Bancorp not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date, notice by the shareholder, to be timely, must be so delivered no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or 10 days following public announcement of the date of such meeting. A shareholder’s nomination must set forth, to the extent known: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address of such shareholder and (ii) the number of shares of Common Stock owned by such shareholder.

SHAREHOLDER COMMUNICATIONS

Shareholder communications to the Board of Directors or to an individual director, other than for proposals submitted for inclusion in next year’s proxy materials or nominations of persons for election to the Board of Directors, should be addressed to Merrill J. Forgotson, President, Cornerstone Bancorp, Inc., 550 Summer Street, Stamford, Connecticut 06901. All communications will be relayed to the Board or the individual director except that communications from an officer or director of the company will not be viewed as shareholder communications and communications from an employee or agent of the Bancorp will be viewed as shareholder communications only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

By Order of the Board of Directors

Merrill J. Forgotson, President
April 12, 2004

APPENDIX A.

Cornerstone Bank and Cornerstone Bancorp, Inc.

Corporate Governance Committee Charter

Purpose

This charter (“Charter”) governs the operations of the Corporate Governance Committee (“Committee”) of the Board of Directors of Cornerstone Bancorp, Inc. (the “Company”). As part of the Company’s governance and oversight process, the Committee has been appointed by the Board of Directors to assist with the development and implementation of the Company’s corporate governance principles, to determine the composition of Board committees, and to monitor a process to assess Board effectiveness.

Organization

The Committee shall be comprised of at least three non-officer directors, the exact number to be determined by the Board. All members of the Committee shall meet the independence requirements of, and satisfy any other criteria imposed on members of the Committee pursuant to, the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the FDIC and the American Stock Exchange. Only the non-officer directors shall be entitled to vote on matters before the committee.

The qualification of individuals to serve on the Committee shall be determined by the full Board, and all members shall be elected annually by the Board. The Committee may form and delegate authority to subcommittees when appropriate. The Committee shall be subject to the provisions of the Company’s Bylaws relating to committees of the Board of Directors, including those provisions relating to removing committee members and filling vacancies.

Responsibilities

In discharging its appointment from the Board, the Committee will:

1. Review and recommend a set of corporate governance principles to the Board for adoption. The Committee shall review the principles on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

2. Review the Company’s management succession plans and make recommendations to the Board regarding the plans.

3. Review the Board’s committee structure and recommend to the Board for its approval directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

4. Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations.

5. Periodically review the adequacy of the Company’s ethics compliance programs, director orientation, and director continuing education programs.

6. Review and approve any transaction between the Company and any officer, director or affiliate of the Company that would be required under SEC rules and regulations to be disclosed in the Company’s annual proxy statement.

7. Review and reassess the adequacy of this Charter annually and recommend any changes to the Board for approval.

8. Undertake all further actions and discharge all further responsibilities imposed upon the Committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC, the FDIC or the American Stock Exchange.

9. Be responsible for evaluating, recommending and presenting potential Director candidates to the Board of Directors.

In carrying out its responsibilities, the Committee may draw on the expertise of management and the corporate staff and, when appropriate, may hire outside legal, accounting or other experts or advisors to assist the Committee with its work.

Meetings

The Committee will meet as necessary to carry out its responsibilities. Upon the request of the Board, the Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

APPENDIX B.

Cornerstone Bank and Cornerstone Bancorp, Inc.

Guidelines for Recruiting New Board Members

The Corporate Governance Committee (“Committee”) of Cornerstone Bancorp is responsible for recruiting, interviewing, nominating and orienting new members to the Boards of Cornerstone Bancorp and Cornerstone Bank (collectively “Company”). Incumbent Board members as of the date these guidelines are approved would not be subject to the guidelines and thereafter re-nominations of such persons to the Board would be made by the Committee without regard to these Guidelines.

1. QUALITIES OF A BOARD CANDIDATE

When recruiting a prospective board member, the Committee will attempt to match, as closely as possible, the current strategic goals of the Company and the attributes of the prospective board member. Our strategy will keep in mind the direction we expect the Company to be heading in for the next couple of years and the diversity of the Boards. The following is a list that covers some of the important attributes a candidate could possess:

•	Corporate Board experience

•	Customer contacts

•	Financial experience

•	Investment banking contacts

•	IPO experience

•	M&A experience

•	Marketing or public relations experience

•	Banking regulatory experience

•	Political/lobbying contacts

•	Involved in community activities

Cornerstone Bank and Cornerstone Bancorp are both local community oriented corporations with their focus on providing banking products and services in Fairfield County, Connecticut. It is this local focus that determines additional qualifications of prospective new board members:

•	Live in Fairfield County, or

•	Work in Fairfield County, and

•	Own or else acquire over a period of time an appropriate number of shares of the Company

Qualities of good candidates for the Boards may also include:

•	People who have shown initiative, diplomacy, knowledge and judgment in their own job.

•	People who help a meeting simply by being there through their people skills, organizational skills, sense of humor, or positive spirit.

•	People who inspire trust or are seen as team builders.

•	Good listeners.

•	People who envision the big picture and not the minutia.

•	People who can give the required time to the Company’s activities.

•	People willing to share power and work constructively with the group.

Independence issues:

•	Candidates must meet the definition of “independence” as defined by the regulations governing the Company.

2. NOMINATION PROCEDURES

a. The Committee will maintain a list of potential board candidates, including the particular skills they can bring to the Company. The need for new candidates can be warranted by an opening on the Boards or through strategic planning that has identified certain skills that could be highly useful to the Boards. A candidate may be referred to the Committee by the following:

i.	By executive officers, employees or directors of the Company,

ii.	By a shareholder(s) of Cornerstone Bancorp

Nominations of persons for election to the Board of Directors of the Bancorp may be made by any shareholder of the Bancorp entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bancorp’s Certificate of Incorporation and Bylaws. Shareholder nominations must be made pursuant to timely notice in writing to the Secretary of the Bancorp. To be timely, a shareholder’s nomination must be delivered to the Secretary of the Bancorp at the principal executive offices of the Bancorp not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date, notice by the shareholder, to be timely, must be so delivered no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or 10 days following public announcement of the date of such meeting. A shareholder’s nomination must set forth, to the extent known: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address of such shareholder and (ii) the number of shares of Common Stock owned by such shareholder.

b. If a Board position is available, the names of the potential candidates are reviewed by the Committee and an interview is set up. During the interview, the Committee will give the candidate an overview of the Company and may require a Board Application Form. A Board Application Form may be used to solicit information about the potential new member, including biographical information, why they want to join the Boards, what they hope to bring to the Boards, what they would like to get from their Board membership and any questions they might have. It would identify if there are any potential conflicts of interest with the candidate, i.e. Is he or she on the board of a competing organization, a vendor of the Company, etc.

c. Based on the Committee’s evaluation of the candidate, the Committee will provide the Board with the candidate’s application for their review and potential election.

d. The Committee will notify the candidate of the Board’s decision and if elected invite them to subsequent Board meetings.

The Corporate Governance Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to anyone in the Company. It has the ability to retain, at the Bancorp’s expense, special legal, accounting, recruiting or other consultants or experts it deems necessary in the performance of its duties.

ANNUAL MEETING OF SHAREHOLDERS OF

CORNERSTONE BANCORP, INC.

May 26, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN
1. To elect the following persons as directors:				2. To ratify the appointment of KPMG LLP as the Bancorp’s independent auditors for the fiscal year ending December 31, 2004.	☐ ☐ ☐
NOMINEES:
☐	FOR ALL NOMINEES	O James P. Jakubek O Joseph A. Maida O Melvin L. Maisel O Paul H. Reader

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CORNERSTONE BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2004

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of CORNERSTONE BANCORP, INC. (the “Bancorp”) hereby appoints Joseph A. Maida, Stanley A. Levine and Ronald C. Miller, and each or any of them, as proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock of the Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Bancorp (the “Annual Meeting”) to be held at Cornerstone Bank, 550 Summer Street, Stamford, Connecticut 06901, at 4:00 p.m. on May 26, 2004, and at any adjournment or postponement thereof, with all the power the undersigned would have if personally present, hereby revoking any proxy heretofore given. Any of such proxies or their substitutes who attend the Annual Meeting (or if only one shall be present, then that one) may exercise all of the powers hereby granted. The undersigned hereby acknowledges receipt of the proxy statement for the Annual Meeting and instructs the proxies to vote as instructed on the reverse side hereof.

The undersigned also hereby grants the proxies discretionary authority to vote upon such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

(Continued and to be signed on the reverse side)